As filed with the Securities and Exchange Commission on November 19, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOCUCORP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2690838
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5910 North Central Expressway, Suite 800 Dallas, Texas (Address of principal executive offices)	75206 (Zip Code)

Docucorp International
Restricted Stock Grants for Newbridge Key Employees
(Full title of the plan)

John H. Gray	Copy to:
Sr. VP, Finance & Administration	Bruce H. Hallett
Docucorp International, Inc	Hallett & Perrin
5910 N. Central Expressway, Suite 800	2001 Bryan St., Suite 3900
Dallas, Texas 75206	Dallas, Texas 75201
(214) 891-6500
(Name, address and telephone number
including area code of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
Securities	Amount	offering	aggregate	Amount of
To be	to be	price	offering	registration
Registered	registered (1)	per share (2)(3)	price (2)(3)	fee (3)
Common Stock, $.01 par value	175,000 Shares	$9.05	$1,583,750	$200.66

(1)	Consists of shares of common stock of Docucorp International, Inc. (the “Company”) to be issued as restricted grants to employees in connection with the acquisition of assets of Newbridge Corporation, as approved by the compensation committee of the board of directors.

(2)	Estimated solely for purpose of calculating the registration fee.

(3)	Calculated by multiplying 0.0001267 by the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1and 2) will be sent or given to the Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant (the “Company”) hereby incorporates by reference in this registration statement the following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”):

(1) The Company’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended July 31, 2004; and

(2) The description of the Common Stock of the Company set forth in the registration statement on Form 8-A contained in the latest registration statement filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The registrant’s certificate of incorporation permits indemnification to the fullest extent permissible under the corporation laws of the State of Delaware. The registrant’s bylaws require the registrant to indemnify any person who was or is an authorized representative of the registrant and who was or is a party or who is threatened to be made a party to any corporate proceeding by virtue of the fact that such person was or is an authorized representative of the registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, the best interests of the registrant, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the registrant’s bylaws to the extent of expenses actually and reasonably incurred to the extent that an authorized representative of the registrant has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, matter or issue therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors or by independent legal counsel in a written legal opinion to the stockholders.

The registrant also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the registrant for covered losses as defined in the policy.

Item 7. Exemption from Registration Claimed.

None

Item 8. Exhibits

(a)	Exhibits.

The following documents are filed as a part of this registration statement.

5.1* Opinion of Hallett & Perrin.

23.1* Consent of Hallett & Perrin (included in their opinion filed as Exhibit 5.1 hereto).

23.2* Consent of PricewaterhouseCoopers LLP.

24* Power of Attorney (included with signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on November 19, 2004.

DOCUCORP INTERNATIONAL, INC.

By:	/s/ John H. Gray

John H. Gray Senior Vice President, Finance and Administration

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael D. Andereck and John H. Gray, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that each of said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates included:

Signature	Capacity	Date
/s/ Michael D. Andereck Michael D. Andereck	President and Chief Executive Officer (Principal Executive Officer)	November 19, 2004

/s/ John H. Gray John H. Gray	Sr. VP, Finance & Administration (Principal Financial Officer)	November 19, 2004

/s/ Milledge A. Hart, III	Chairman of the Board	November 19, 2004
Milledge A. Hart, III

/s/ Anshoo S. Gupta	Director	November 19, 2004
Anshoo S. Gupta

/s/ John D. Loewenberg	Director	November 19, 2004
John D. Loewenberg

/s/ George F. Raymond	Director	November 19, 2004
George F. Raymond

/s/ Arthur R. Spector	Director	November 19, 2004
Arthur R. Spector

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INDEX TO EXHIBITS

Exhibit	Description of Exhibit
5.1*	Opinion of Hallett & Perrin.
23.1*	Consent of Hallett & Perrin (included in their opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP
24*	Power of Attorney (included with signature page of this Registration Statement).

*	Filed herewith.

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